As filed with the Securities and Exchange Commission on August 2, 2013

Registration No. 333-189841

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fox Factory Holding Corp.

(Exact name of Registrant as specified in its charter)

Delaware	3751	26-1647258
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

915 Disc Drive

Scotts Valley, CA 95066

831.274.6500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Larry L. Enterline

Chief Executive Officer

Fox Factory Holding Corp.

915 Disc Drive

Scotts Valley, CA 95066

831.274.6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen D. Cooke, Esq. Justin T. Hughes, Esq. Paul Hastings LLP 695 Town Center Drive Seventeenth Floor Costa Mesa, California 92656 714.668.6200	David Haugen, Esq. Fox Factory Holding Corp. 915 Disc Drive Scotts Valley, California 95066 831.274.6500	Kevin P. Kennedy, Esq. Simpson Thacher & Bartlett LLP 2475 Hanover Street Palo Alto, California 94304 650.251.5000
Jeffrey T. Hartlin, Esq. Paul Hastings LLP 1117 S. California Avenue Palo Alto, California 94304 650.320.1804

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory note

This Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-189841) of Fox Factory Holding Corp. is being filed solely for the purposes of: (i) updating Part II, Item 13, and (ii) filing certain exhibits as indicated in Part II, Item 16 of this Amendment No. 4. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

Part II

Information not required in prospectus

Item 13.    Other expenses of issuance and distribution

The following table sets forth all expenses to be paid by Fox Factory Holding Corp. (the Registrant), other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee, and the listing fee.

SEC registration fee	$20,168
FINRA filing fee	22,679
Listing fee	150,000
Printing and engraving	220,000
Legal fees and expenses	2,000,000
Accounting fees and expenses	865,000
Custodian transfer agent and registrar fees	3,500
Miscellaneous	118,653

Total	$3,400,000

Item 14.    Indemnification of directors and officers

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

The Registrant expects to adopt an amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and which will contain provisions that limit the liability of the Registrant’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for any breach of fiduciary duties as directors, except for liability for the following:

•	any breach of their duty of loyalty to the Registrant or the Registrant’s stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.

The Registrant’s amended and restated certificate of incorporation will also provide that the Registrant will indemnify, to the fullest extent permitted by law, each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer, incorporator, employee or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. In addition, the Registrant’s amended and restated certificate of incorporation will provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, prior to the completion of this offering, the Registrant expects to enter into indemnification agreements with each of its directors and executive officers and certain of its other officers that may be broader than the specific indemnification provisions provided for in the DGCL. These indemnification agreements will require the Registrant, among other things, to indemnify its directors and officers that are party to such indemnification agreements against liabilities that may arise by reason of their status or service. These indemnification agreements will also require the Registrant to advance all expenses incurred by the directors and officers that are party to such indemnification agreements in investigating or defending any such action, suit, or proceeding. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and officers.

The limitation of liability and indemnification provisions that will be included in the Registrant’s amended and restated certificate of incorporation and in indemnification agreements that the Registrant enters into with its directors and officers may discourage stockholders from bringing a lawsuit against its directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and executive officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, officers, employees or other agents or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.

The Registrant will obtain prior to the closing of this offering insurance under which, subject to the limitations of the insurance policies, coverage is provided to the Registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15.    Recent sales of unregistered securities

Since January 1, 2010, the Registrant has issued the following securities that were not registered under the Securities Act:

1. The Registrant granted stock options to purchase an aggregate of 3,789,994 shares of common stock at exercise prices of $3.47 per share on May 4, 2010, $3.84 per share on August 3, 2010, $3.84 per share on August 19, 2010, $5.20 per share on March 1, 2011, $5.20 per share on March 21, 2011, $5.95 per share on May 2, 2011, $6.19 per share on August 19, 2011, $7.34 per share on February 10, 2012, $7.34 per share on February 27, 2012, $5.16 per share on June 15, 2012, $6.20 per share on October 3, 2012, $6.20 per share on December 6, 2012 and $7.59 per share on March 19, 2013, in each case to employees, consultants and directors under the Registrant’s 2008 Stock Option Plan and the Registrant’s 2008 Non-Statutory Stock Option Plan.

2. The Registrant issued an aggregate of 2,423,621 shares of common stock upon the net exercise of stock options on January 19, 2012 and June 15, 2012, in each case to employees, consultants and directors under the Registrant’s 2008 Stock Option Plan and the Registrant’s 2008 Non-Statutory Stock Option Plan.

3. In connection with a recapitalization transaction, the Registrant issued and sold an aggregate of 1,011,030 shares of common stock to certain of its employees for an aggregate consideration of $7,203,757 on June 15, 2012.

The offers, sales and issuances of the securities described in paragraphs 1 and 2 were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were the Registrant’s employees, directors or bona fide consultants and received the securities under the Registrant’s 2008 Stock Option Plan and the Registrant’s 2008 Non-Statutory Stock Option Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about the Registrant.

The offers, sales and issuances of the securities described in paragraph 3 were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of such securities were the Registrant’s employees and represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about the Registrant.

Item 16.    Exhibits and financial statement schedules

(a)	Exhibits. The following exhibits are filed herewith.

Exhibit Number	Description

1.1†	Form of Underwriting Agreement.

3.1†	Form of Amended and Restated Certificate of Incorporation to be effective upon closing.

Exhibit Number	Description

3.2†	Form of Amended and Restated Bylaws to be effective upon closing.

4.1†	Form of Common Stock certificate.

4.2†	Amended and Restated Registration Rights Agreement, dated May 12, 2013, by and among Fox Factory Holding Corp., Compass Group Diversified Holdings LLC, Madison Capital Funding Co-Investment Fund LP and certain other stockholders listed on the signature page thereto.

4.3†	Stockholders’ Agreement, as amended, dated January 4, 2008, by and among Fox Factory Holding Corp., Compass Group Diversified Holdings LLC, Madison Capital Funding LLC, Robert C. Fox, Jr. and certain other stockholders listed on the signature page thereto.

5.1	Opinion of Paul Hastings LLP.

10.1†	Form of Indemnification Agreement between Fox Factory Holding Corp. and certain of its directors and officers.

10.2†	Form of Indemnification Agreement between Fox Factory Holding Corp. and Elias Sabo and certain advisors.

10.3†	2008 Stock Option Plan, as amended.

10.4	2008 Non-Statutory Stock Option Plan, as amended.

10.5	2013 Omnibus Plan.

10.6†	Form of Restricted Stock Unit Award Agreement under 2013 Omnibus Plan.

10.7†	Employment Agreement, dated July 22, 2013, by and between Fox Factory Holding Corp. and Larry L. Enterline.

10.8†	Employment Agreement, dated July 22, 2013, by and between Fox Factory Holding Corp. and Zvi Glasman.

10.9†	Employment Agreement, dated July 22, 2013, by and between Fox Factory Holding Corp. and John Boulton.

10.10†	Employment Agreement, dated July 22, 2013, by and between Fox Factory Holding Corp. and Mario Galasso.

10.11†	Air Commercial Real Estate Association Standard Industrial / Commercial Single-Tenant Lease – Gross, dated October 31, 2011, by and between Fox Factory, Inc. and Sammie Rae Abitbol, LLC.

10.12†	Air Commercial Real Estate Association Standard Industrial / Commercial Single-Tenant-Gross, March 24, 2010, by and between Fox Factory, Inc. and Scarborough Gilbert Partners, and related addenda.

10.13†	Lease Agreement, dated July 1, 2003, by and between Fox Factory, Inc. and Robert C. Fox, Jr.

10.14†	Lease Agreement, dated June 13, 2006, by and between Fox Factory, Inc. and Freedom Associates, LLC, and related addenda.

10.15†	Air Commercial Real Estate Association Standard Industrial/Commercial Multi-Tenant Lease - Net, dated April 19, 2012, by and between Fox Factory, Inc. and North Johnson Vernon Property, LLC, and related addendum.

Exhibit Number	Description

10.16†	Land and Factory Lease Agreement, dated April 2, 2012, by and among Fox Factory, Inc., Hong-Ming Lee, Zhi-Ming Lee, Qing-Yu Lee, Fu-Zhong Lu, Yu-Wei Lu and Guan-Lun Lu.

10.17†	Sublease, dated January 1, 2012, by and between Fox Factory, Inc. and Robert C. Fox, Jr., and related addendum.

10.18†	Services and Secondment Agreement, as amended, dated March 10, 2011, by and among Fox Factory, Inc., Fox Factory Holding Corp. and Vulcan Holdings, Inc.

10.19†	Employment Agreement, dated September 1, 2008, by and between Fox Factory, Inc. and Zvi Glasman and 409A Amendment thereto.

10.20†	Employment Agreement, dated January 4, 2008, by and between Fox Factory, Inc. and Mario Galasso and 409 Amendment thereto.

10.21†	Offer Letter with John Boulton, dated December 15, 2010.

10.22†	Form of Information Sharing and Cooperation Agreement by and between Compass Diversified Holdings, on its behalf and on behalf of its wholly-owned subsidiary, Compass Group Diversified Holdings LLC, and Fox Factory Holding Corp., on its behalf and on behalf of its wholly-owned subsidiary, Fox Factory, Inc.

10.23†	Form of Revolving Credit Agreement to be entered into, by and among Fox Factory Holding Corp., Fox Factory, Inc., SunTrust Bank and the other parties thereto.

10.24†	Non-Employee Director Compensation Policy.

10.25†	KASHIMACOAT Agreement, dated September 17, 2009, by and between Fox Factory, Inc. and Miyaki.

10.26†	Credit Agreement, as amended, dated January 4, 2008, by and among Fox Factory, Inc., Fox Factory Holding Corp. and Compass Group Diversified Holdings LLC.

10.27†	Management Services Agreement dated January 4, 2008 between Compass Group Management LLC and Fox Factory, Inc., as amended.

21.1†	List of subsidiaries.

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Paul Hastings LLP (contained in Exhibit 5.1).

24.1†	Power of Attorney (contained in the signature page to this registration statement).

†	Previously filed as an exhibit to this registration statement.

(b) Financial statement schedules.    All financial statement schedules are omitted because they are not applicable, the required information is not present in amounts sufficient to require submission of such schedules or the information is included in the registrant’s consolidated financial statements or notes thereto.

Item 17.    Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(a)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)	For the purpose of determining any liability under the Securities Act , each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scotts Valley, State of California, on August 2, 2013.

Fox Factory Holding Corp.

By:	/s/ Larry L. Enterline
Larry L. Enterline
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Larry L. Enterline	Chief Executive Officer and Director (Principal Executive Officer)	August 2, 2013
Larry L. Enterline

	/s/ Zvi Glasman	Chief Financial Officer (Principal Accounting and Financial Officer)	August 2, 2013
Zvi Glasman

	*	Director	August 2, 2013
Elias Sabo

	*	Director	August 2, 2013
Robert C. Fox, Jr.

	*	Director	August 2, 2013
Dudley Mendenhall

	*	Director	August 2, 2013
Carl Nichols

	*	Director	August 2, 2013
Joseph Hagin

	* Ted Waitman	Director	August 2, 2013

* By:	/s/ Larry L. Enterline
Larry L. Enterline
Attorney-in-Fact

Exhibit Index

Exhibit Number	Description

1.1†	Form of Underwriting Agreement.

3.1†	Form of Amended and Restated Certificate of Incorporation to be effective upon closing.

3.2†	Form of Amended and Restated Bylaws to be effective upon closing.

4.1†	Form of Common Stock certificate.

4.2†	Amended and Restated Registration Rights Agreement, dated May 12, 2013, by and among Fox Factory Holding Corp., Compass Group Diversified Holdings LLC, Madison Capital Funding Co-Investment Fund LP and certain other stockholders listed on the signature page thereto.

4.3†	Stockholders’ Agreement, as amended, dated January 4, 2008, by and among Fox Factory Holding Corp., Compass Group Diversified Holdings LLC, Madison Capital Funding LLC, Robert C. Fox, Jr. and certain other stockholders listed on the signature page thereto.

5.1	Opinion of Paul Hastings LLP.

10.1†	Form of Indemnification Agreement between Fox Factory Holding Corp. and certain of its directors and officers.

10.2†	Form of Indemnification Agreement between Fox Factory Holding Corp. and Elias Sabo and certain advisors.

10.3†	2008 Stock Option Plan, as amended.

10.4	2008 Non-Statutory Stock Option Plan, as amended.

10.5	2013 Omnibus Plan.

10.6†	Form of Restricted Stock Unit Award Agreement under 2013 Omnibus Plan.

10.7†	Employment Agreement, dated July 22, 2013, by and between Fox Factory Holding Corp. and Larry L. Enterline.

10.8†	Employment Agreement, dated July 22, 2013, by and between Fox Factory Holding Corp. and Zvi Glasman.

10.9†	Employment Agreement, dated July 22, 2013, by and between Fox Factory Holding Corp. and John Boulton.

10.10†	Employment Agreement, dated July 22, 2013, by and between Fox Factory Holding Corp. and Mario Galasso.

10.11†	Air Commercial Real Estate Association Standard Industrial / Commercial Single-Tenant Lease – Gross, dated October 31, 2011, by and between Fox Factory, Inc. and Sammie Rae Abitbol, LLC.

10.12†	Air Commercial Real Estate Association Standard Industrial / Commercial Single-Tenant-Gross, March 24, 2010, by and between Fox Factory, Inc. and Scarborough Gilbert Partners, and related addenda.

10.13†	Lease Agreement, dated July 1, 2003, by and between Fox Factory, Inc. and Robert C. Fox, Jr.

10.14†	Lease Agreement, dated June 13, 2006, by and between Fox Factory, Inc. and Freedom Associates, LLC, and related addenda.

Exhibit Number	Description

10.15†	Air Commercial Real Estate Association Standard Industrial/Commercial Multi-Tenant Lease - Net, dated April 19, 2012, by and between Fox Factory, Inc. and North Johnson Vernon Property, LLC, and related addendum.

10.16†	Land and Factory Lease Agreement, dated April 2, 2012, by and among Fox Factory, Inc., Hong-Ming Lee, Zhi-Ming Lee, Qing-Yu Lee, Fu-Zhong Lu, Yu-Wei Lu and Guan-Lun Lu.

10.17†	Sublease, dated January 1, 2012, by and between Fox Factory, Inc. and Robert C. Fox, Jr., and related addendum.

10.18†	Services and Secondment Agreement, as amended, dated March 10, 2011, by and among Fox Factory, Inc., Fox Factory Holding Corp. and Vulcan Holdings, Inc.

10.19†	Employment Agreement, dated September 1, 2008, by and between Fox Factory, Inc. and Zvi Glasman and 409A Amendment thereto.

10.20†	Employment Agreement, dated January 4, 2008, by and between Fox Factory, Inc. and Mario Galasso and 409 Amendment thereto.

10.21†	Offer Letter with John Boulton, dated December 15, 2010.

10.22†	Form of Information Sharing and Cooperation Agreement by and between Compass Diversified Holdings, on its behalf and on behalf of its wholly-owned subsidiary, Compass Group Diversified Holdings LLC, and Fox Factory Holding Corp., on its behalf and on behalf of its wholly-owned subsidiary, Fox Factory, Inc.

10.23†	Form of Revolving Credit Agreement to be entered into, by and among Fox Factory Holding Corp., Fox Factory, Inc., SunTrust Bank and the other parties thereto.

10.24†	Non-Employee Director Compensation Policy.

10.25†	KASHIMACOAT Agreement, dated September 17, 2009, by and between Fox Factory, Inc. and Miyaki.

10.26†	Credit Agreement, as amended, dated January 4, 2008, by and among Fox Factory, Inc., Fox Factory Holding Corp. and Compass Group Diversified Holdings LLC.

10.27†	Management Services Agreement dated January 4, 2008 between Compass Group Management LLC and Fox Factory, Inc., as amended.

21.1†	List of subsidiaries.

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Paul Hastings LLP (contained in Exhibit 5.1).

24.1†	Power of Attorney (contained in the signature page to this registration statement).

†	Previously filed as an exhibit to this registration statement.